News Release

FOR RELEASE:	CONTACT:
Date August 1, 2012	Gerry Gould, VP-Investor Relations
Time 6:00 pm Eastern	Tel. (781) 356-9402
gerry.gould@haemonetics.com
Alt. (781) 356-9613
Haemonetics Reports First Quarter Fiscal 2013 Results, Completes Acquisition of Pall's Transfusion Medicine Business, Affirms Fiscal 2013 Earnings Guidance, Provides Preliminary Outlook for Fiscal 2014 and Announces Share Repurchase

Braintree, MA, August 2, 2012 - Haemonetics Corporation (NYSE: HAE) today reported first quarter 2013 GAAP net revenue of $176.5 million, up 3%, net income of $9.8 million, down 42%, and diluted earnings per share of $0.38 down 42%. Excluding restructuring, transformation and transaction costs, adjusted first quarter net income was $14.3 million, down 16%, and adjusted earnings per share were $0.55, down 15%. Excluding currency impacts, net revenue was up 3% in the quarter.

Brian Concannon, Haemonetics' President and CEO, commented: “We're especially encouraged with 11% growth in our hospital business on strength in surgical and diagnostics disposables across all markets. Demand for the Cell Saver® Elite®, our newest cell salvage device, and TEG® disposables continued to show strength, as more hospital customers embrace the value of our Blood Management Solutions. Excluding the impact in the quarter of the Japanese Red Cross (“JRC”) “buy in” in the previous quarter, our revenue grew 6% in total.”

STRATEGIC AND PRODUCT GROWTH HIGHLIGHTS

Haemonetics continues to make progress expanding its business, reporting the following highlights:

•	Completed the acquisition of Transfusion Medicine Business from Pall Corporation.

•	New share repurchase of up to $50 million authorized.

•	20% growth in equipment sales, giving confidence that disposables revenue growth will continue.

•	Sold or placed a record 172 TEG diagnostic devices and 229 Cell Saver® Elite® devices.

•	16% revenue growth in diagnostic disposables products, on the strength of 70% growth in China.

•	16% growth in surgical disposables, with Blood Management Solutions driving growth at leading US hospitals and strong Cell Saver Elite revenue.

A revenue breakdown follows:

Plasma

Plasma disposables revenue was $63.9 million, up 2%. Growth in North America returned to a mid-single digit percentage rate as expected and was unusually weak in Japan due to the Japanese Red Cross (“JRC”) increasing inventories of our disposables by more than $1.0 million in the fourth quarter of fiscal 2012 ahead of a system conversion. Absent the JRC conversion impact, Plasma growth was 4%.

The company continues to expect its plasma business to grow 4-6% in fiscal 2013 consistent with end market growth rates for plasma derived biopharmaceuticals, despite the first quarter correction of the JRC inventory.

Blood Center

Platelet disposables revenue was $37.2 million, flat with the prior year's first fiscal quarter. Platelet revenue continues to benefit from strong sales in emerging markets. However, as a result of the fiscal 2012 fourth quarter inventory buy-in related to the JRC system conversion, Platelet revenue was negatively impacted by $2.5 million. Absent the JRC conversion impact, platelet growth was 7% in the first quarter. Red cell disposables revenue was $12.1 million, up 2%. Though the clinical demand for blood remained flat, red cell revenue grew on increased collections as the Company leveraged its IMPACT® selling approach to advance Blood Management Solutions.

The company continues to expect its blood center business to grow 0-2% in fiscal 2013 with continued growth in both platelet and red cell disposables as the year progresses.

Hospital

Surgical disposables revenue was $18.3 million for the quarter, up 16%. Notably this was the fourth consecutive increase after eight consecutive quarters of decline, as the product launch of the Cell Saver Elite device accelerated as expected. Continued strong Cell Saver Elite equipment sales in the quarter will drive near-term disposables growth.

Disposables revenue from our OrthoPAT® orthopedic perioperative autotransfusion system was $7.5 million in the quarter, down only 3% following a full fiscal 2012 decline of 12%. The impact of the voluntary recall of pre-2002 devices upon disposables usage has almost completely diminished and we have seen an expected return to robust growth in both June and July.

Diagnostics revenue was $6.5 million, up 16%, as the company's IMPACT initiative continues to drive growth in disposables utilized in the TEG® Thrombelastograph® Hemostasis Analyzer business. TEG equipment sales were especially strong in recent quarters, a key indicator for near-term future disposables revenue growth. TEG disposables sales increased 70% in China.

The company continues to expect its hospital business to grow 12-15% in fiscal 2013 with continued strength in surgical and diagnostics disposables, and a resurgence of OrthoPAT disposables as the year progresses.

Software and Equipment

Software Solutions revenue was $17.3 million, down 5%. The prior year's first quarter revenue benefited from an unusual $1.7 million software license fee, aside from which Software Solutions had 5% growth in the fiscal 2013 first quarter. The enhanced offering of software products for Blood Center and Hospital customers drove revenue growth of 5% in North America. The Company continues to expect its software business to grow 5-7% in fiscal 2013.

Equipment and other revenue was $13.7 million, up 20%. Equipment revenue is influenced by the timing of tenders and capital budgets. Sales of Cell Saver Elite and TEG devices in emerging markets were particularly strong.

Haemonetics reported first quarter fiscal 2013 revenue growth of 1% in North America, 19% in Asia and 7% in Europe. Japan revenue was down 5% for the reasons previously noted.

Adjusted gross profit was $90.1 million up $1.4 million or 1.5%. Adjusted gross margin was 51.1%, down 90 basis points, reflecting revenue mix as well as $1 million of inventory write-offs of defective contract-manufactured product. The Company is pursuing recovery of these costs from the manufacturer.

Adjusted operating expenses were $70.6 million, up $6.1 million or 9%. Operating expenses included a full accrual of variable compensation that exceeded the prior year quarter by $2.4 million and 2.1 million of planned investments in global growth initiatives, emerging markets and infrastructure to support anticipated organic and acquisitive revenue growth. Adjusted operating margin of 11.1% was down 310 basis points.

Mr. Concannon added: “As we started fiscal 2013, we began investing in both infrastructure to support the Pall business and in our identified growth initiatives in advance of closing the acquisition. These investments represent a $0.06 headwind in the quarter which we expect will be more than offset by the earnings of the Pall business for the remainder of the year. The shift of Japan revenue from this quarter into the prior quarter also impacted the first quarter by $0.09. With continuing revenue growth and the Pall acquisition completed, considering normal seasonality, we are confident in our business fundamentals and in the fiscal 2013 revenue and earnings guidance, and the fiscal 2014 preliminary outlook we are putting forth today.”

Balance Sheet and Cash Flow

Cash on hand was $236 million, an increase of $7 million during the quarter. The Company reported free cash flow of $3 million at a somewhat reduced level from the prior year due to first quarter funding of ongoing investments and the payment of variable compensation where no bonus was paid the previous year.

Fiscal 2013 Share Repurchase Program

The Company announced that its Board of Directors has approved the repurchase of up to $50 million of shares in the open market during the remainder of fiscal 2013.

Guidance

The Company affirmed its previous fiscal 2013 organic revenue growth expectation of approximately 4-6%, with Plasma expected to grow 4-6%, Blood Center 0-2%, Hospital products 12-15% and Software Solutions 5-7%. Pall Transfusion Medicine revenue is expected to approximate $135-$145 million for the remainder of fiscal 2013. Thus total revenue is estimated in the range of $890-$915 million, up 23-26%.

Full year adjusted gross margin is expected in a range 50-51% inclusive of the lower gross margin whole blood product line, adjusted operating income between $127-$130 million, and free cash flow approximating $85 million. Adjusted earnings per share are expected to be $3.30-$3.40, up 9%-12% over fiscal 2012, an affirmation of previous guidance. Such adjusted earnings per share contemplate inclusion of Pall Transfusion Medicine and Hemerus Medical results. Additionally, IT and other costs of scaling the Company's infrastructure to meet the needs of the combined businesses, as well as amortization expense, financing costs and income taxes are included in adjusted earnings.

Based upon the completion of our confirmatory due diligence, the Company now expects to incur costs for integration activities of $30-$35 million versus the prior estimate of $25 million, approximately $2 million of deal costs, and a onetime adjustment required by GAAP to increase the cost of goods sold upon the subsequent sale of acquired inventory. The Company also expects to incur restructuring and transformation costs within the base business of $3-$4 million. These amounts will be excluded from adjusted earnings.

More information on fiscal year 2013 guidance, including income statement scenarios underlying the lower and upper ends of the adjusted earnings per share guidance range, can be found in the Investor Relations section of our web site at http://www.haemonetics.com.1

For fiscal 2014, organic revenue growth is expected to approximate 5-7%. Together with a full year of revenues from the acquired Pall Transfusion Medicine business which is expected to contribute incremental revenue of $70 million related to the timing of the acquisition, fiscal 2014 revenues are expected to surpass $1 billion. The Company's preliminary outlook for fiscal 2014 adjusted earnings per share is $3.90-$4.10, approximately 20% above fiscal 2013 expected earnings per share.

Mr. Concannon concluded: “Much has been accomplished already in fiscal 2013 and we are in a very good position. Our Plasma business is serving the growing needs of its customers. Blood Management Solutions are driving growth with red cell and platelet disposables customers. Strong demand for TEG devices, success of our new Cell Saver Elite, rebounding OrthoPAT sales, and an expanding IMPACT customer base are generating growth in our Hospital business. Investments in emerging markets are driving growth and end market development, and the Pall Transfusion Medicine and Hemerus Medical acquisitions represent promising growth opportunities in the whole blood collection market. Our team is focused and ready to deliver continued solid profitable growth.”

CONFERENCE CALL

Haemonetics will host a webcast to discuss the first quarter results on Thursday, August 2, 2012 at 8:00 am Eastern time. Interested parties can participate at: http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=72118&eventID=4802047.

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve clinical outcomes and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.

This release contains forward-looking statements that involve risks and uncertainties, including the effects of disruption from the acquisition of the Pall Transfusion Medicine business making it more difficult to maintain relationships with employees, customers, vendors and other business partners; unexpected expenses incurred to integrate the Pall Transfusion Medicine business, technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, product demand, product quality, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers' ordering patterns, the effect of industry consolidation as seen in the plasma market, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive.

These forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Information set forth in this press release is current as of today and the Company undertakes no duty or obligation to update this information.

A reconciliation of GAAP to adjusted financial results is included at the end of the financial sections of this press release as well as on the web at http://www.haemonetics.com. GAAP results include the following items which are excluded from adjusted results: $6.4 million of pre-tax restructuring, transformation and transaction costs in the first quarter of fiscal 2013 and $0.3 million in pre-tax restructuring and transformation costs in the first quarter of fiscal 2012. Fiscal 2013 guidance excludes: $30-35 million of costs for integration activities, approximately $2 million of deal costs, and a onetime adjustment to increase the cost of goods sold upon the subsequent sale of acquired inventory. The Company also expects to incur restructuring and transformation costs of $3-4 million, which are also excluded from fiscal 2013 guidance.

Haemonetics Corporation Financial Summary
(Unaudited data in thousands, except per share data)
Consolidated Statements of Income for the First Quarter of FY13 and FY12

	6/30/2012	7/2/2011	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Net revenues	$176,475	$170,569	3.5%
Gross profit	90,113	88,748	1.5%

R&D	9,409	8,609	9.3%
S,G&A	67,625	56,231	20.3%
Operating expenses	77,034	64,840	18.8%

Operating income	13,079	23,908	(45.3)%

Other income (expense), net	336	(215)	(256.3)%

Income before taxes	13,415	23,693	(43.4)%

Tax expense	3,628	6,746	(46.2)%

Net income	$9,787	$16,947	(42.2)%

Net income per common share assuming dilution	$0.38	$0.65	(41.5)%

Weighted average number of shares:
Basic	25,483	25,731
Diluted	25,932	26,216

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	51.1%	52.0%	(0.9)%
R&D	5.3%	5.0%	0.3%
S,G&A	38.3%	33.0%	5.3%
Operating income	7.4%	14.0%	(6.6)%
Income before taxes	7.6%	13.9%	(6.3)%
Net income	5.5%	9.9%	(4.4)%

Revenue Analysis for the First Quarter FY13 and FY12
(Unaudited data in thousands)

	Three Months Ended
	6/30/2012	7/2/2011	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Revenues by geography
United States	$87,907	$86,395	1.8%
International	88,568	84,174	5.2%
Net revenues	$176,475	$170,569	3.5%

Disposable revenues

Plasma disposables	$63,878	$62,759	1.8%

Blood center disposables
Platelet	37,242	37,310	(0.2)%
Red cell	12,068	11,868	1.7%
	49,310	49,178	0.3%
Hospital disposables
Surgical	18,260	15,742	16.0%
OrthoPAT	7,541	7,754	(2.7)%
Diagnostics	6,499	5,615	15.7%
	32,300	29,111	11.0%

Subtotal	145,488	141,048	3.1%

Software solutions	17,304	18,160	(4.7)%
Equipment & other	13,683	11,361	20.4%
Net revenues	$176,475	$170,569	3.5%

Consolidated Balance Sheets
(Unaudited data in thousands)

	As of
	6/30/2012	3/31/2012

Assets
Cash and cash equivalents	$236,047	$228,861
Accounts receivable, net	126,130	135,464
Inventories, net	126,843	117,163
Other current assets	51,167	45,641
Total current assets	540,187	527,129
Net PP&E	166,240	161,657
Other assets	221,696	222,349

Total assets	$928,123	$911,135

	As of
	6/30/2012	3/31/2012

Liabilities & Stockholders' Equity
Short term debt & current maturities	$2,417	$894
Other current liabilities	119,489	129,850
Total current liabilities	121,906	130,744
Long-term debt	2,642	2,877
Other long-term liabilities	46,108	44,883
Stockholders' equity	757,467	732,631

Total liabilities & stockholders' equity	$928,123	$911,135

Free Cash Flow Reconciliation
(Unaudited data in thousands)

	Three Months Ended
	6/30/2012	7/2/2011

GAAP cash flow from operations	$553	$27,131

Capital expenditures	(8,441)	(11,801)
Proceeds from sale of property, plant and equipment	252	19
Net investment in property, plant and equipment	(8,189)	(11,782)

Free cash flow after restructuring and transformation costs	(7,636)	15,349

Restructuring and transformation costs	10,745	1,778

Free cash flow before restructuring and transformation costs	$3,109	$17,127

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.

These measures are used by management to monitor the financial performance of the business, inform business decision making, and forecast future results. Performance targets for management are established based upon these non-GAAP measures. In the reconciliations below, we have removed restructuring and transformation costs from our GAAP expenses. Our restructuring and transformation costs are principally related to transaction and integration expenses related to the acquisition of Pall's Transfusion Medicine Business. We believe this information is useful for investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Non-GAAP Gross Profit
The use of these non-GAAP measures allows management to monitor the level of total gross profits without the costs of our business transformation. We establish our budgets, forecasts, and performance targets on this basis.

Non-GAAP S,G&A and Non-GAAP Operating Expenses
The use of this non-GAAP measure allows management to monitor the ongoing level of spend that is necessary to support the business in a period when we are not transforming our business or completing an acquisition of in-process research and development. We establish our budgets, forecasts, and performance targets excluding these costs.

Non-GAAP Operating Income and Non-GAAP Income before Income Taxes
The use of these non-GAAP measures allows management to monitor the level of operating and total pre-tax profits without the costs of our business transformation. We establish our budgets, forecasts, and performance targets on this basis.

Non-GAAP Net Income and Earnings per Share
The use of these non-GAAP measures allows management to monitor the level of net income and earnings per share excluding both the costs of our business transformation, as well as any related tax effects. We establish our budgets, forecasts, and performance targets on this basis.

Reconciliation of Non-GAAP Measures for the First Quarter of FY13 and FY12

	Three Months Ended
	6/30/2012	7/2/2011
Non-GAAP gross profit
GAAP gross profit	$90,113	$88,748
Non-GAAP gross profit	$90,113	$88,748

Non-GAAP R&D
GAAP R&D	$9,409	$8,609
Restructuring and transformation costs	(542)	—
Non-GAAP R&D	$8,867	$8,609

Non-GAAP S,G&A
GAAP S,G&A	$67,625	$56,231
Restructuring and transformation costs	(5,896)	(337)
Non-GAAP S,G&A	$61,729	$55,894

Non-GAAP operating expenses
GAAP operating expenses	$77,034	$64,840
Restructuring and transformation costs	(6,438)	(337)
Non-GAAP operating expenses	$70,596	$64,503

Non-GAAP operating income
GAAP operating income	$13,079	$23,908
Restructuring and transformation costs	6,438	337
Non-GAAP operating income	19,517	$24,245

Non-GAAP income before taxes
GAAP income before taxes	$13,415	$23,693
Restructuring and transformation costs	6,438	337
Non-GAAP income before taxes	$19,853	$24,030

Non-GAAP net income
GAAP net income	$9,787	$16,947
Restructuring and transformation costs	6,438	337
Tax benefit associated with non-GAAP items	(1,882)	(187)
Non-GAAP net income	$14,343	$17,097

Non-GAAP net income per common share assuming dilution
GAAP net income per common share assuming dilution	$0.38	$0.65
Non-GAAP items after tax per common share assuming dilution	$0.17	—
Non-GAAP net income per common share assuming dilution	$0.55	$0.65

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Three Months Ended
	6/30/2012	7/2/2011
Non-GAAP revenues
GAAP revenue	$176,475	$170,569
Foreign currency effects	(12,816)	(11,063)
Non-GAAP revenue - constant currency	$163,659	$159,506

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and transformation costs	$14,343	$17,097
Foreign currency effects	(3,352)	(2,278)
Non-GAAP net income - constant currency	$10,991	$14,819

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and transformation costs	$0.55	$0.65
Foreign currency effects after tax per common share assuming dilution	$(0.13)	$(0.08)
Non-GAAP net income per common share assuming dilution - constant currency	$0.42	$0.57

Restructuring, Transformation and Other Costs
(in thousands)

GAAP results include the following items which are excluded from adjusted results.
	Three Months Ended
	6/30/2012	7/2/2011

Restructuring and Transformation	$1,578	$337

HS Core Claims	$(993)	—

Transaction Costs	$1,889	—

Integration Costs	$3,964

Total	$6,438	$337